Exhibit 99.1


                          PRESS RELEASE


             First Keystone Announces Development of
                Shickshinny, Pennsylvania Branch

Company Release   07/27/2012

BERWICK, PA - (BUSINESSWIRE) - First Keystone Corporation (OTC
BB: FKYS), parent company of First Keystone Community Bank, one of the region's most customer focused community banks, announces the completion of the purchase of the Hasay Chevrolet property on Route 11 in Shickshinny, PA.

First Keystone will begin the process of building its newest addition to its branch network in Shickshinny, Pennsylvania. The building plans are nearly completed and will be submitted for approval to Luzerne County and the borough of Shickshinny. Once final approval is received, building will commence and will be completed in approximately 4 months.

First Keystone welcomes the opportunity to be the hometown community bank in Shickshinny and looks forward to becoming an even greater part of the Shickshinny area. CEO Matthew Prosseda advised, "We are committed to our customers and to being the bank where local, independent decisions are made."

First Keystone Community Bank has a track record of solid business decisions, and provides innovative business and personal banking products that focus on "Yesterday's Traditions, Tomorrow's Vision". First Keystone Community Bank is an independently owned community bank chartered in 1864 and presently operates branches in Columbia (5), Luzerne (6), Montour
(1), and Monroe (4) counties.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.

First Keystone CorporationMatthew P. Prosseda, 570.752.3671

Source: First Keystone Corporation




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